Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202565

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated April 7, 2015

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 6, 2015)

$

TECO Finance, Inc.

as Issuer and

TECO Energy, Inc.

as Guarantor

Floating Rate Notes due

We will pay interest on the notes quarterly in arrears on                     ,                     ,                      and                      of each year, beginning on                     , 2015. We may not redeem the notes prior to their maturity. There is no sinking fund for the notes. The notes will be fully and unconditionally guaranteed by TECO Energy.

Investing in the notes involves risks. See “Risk Factors” on page S-4.

	Per Note		Total
Price to Public(1)		%	$
Underwriting Discounts and Commissions		%	$
Proceeds, before expenses, to TECO Finance		%	$

(1)	Plus accrued interest, if any, from , 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange.

The underwriters expect to deliver the notes through the book-entry form facilities of The Depository Trust Company on or about                     , 2015.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities

The date of this prospectus supplement is                     , 2015.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us or on our behalf. We and the underwriters have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We and the underwriters are not making an offer of these securities, or soliciting an offer to buy these securities, in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that also is part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the accompanying prospectus up to an indeterminate amount, of which this offering is a part. The first part of this document is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement contains forward-looking statements. For a description of these statements and a discussion of the factors that may cause our actual results to differ materially from these statements, see “Cautionary Note Regarding Forward-Looking Statements” in the accompanying prospectus and “Risk Factors” on page S-4 of this prospectus supplement.

Unless the context otherwise requires, when we refer to “TECO Energy,” “us,” “we,” or “our,” we are describing TECO Energy, Inc., together with its subsidiaries, and when we refer to “TECO Finance,” we are describing TECO Finance, Inc. With respect to any description of the terms of the offer or the notes, references to “TECO Finance,” “us,” “we,” or “our,” refer only to TECO Finance, Inc. and references to “TECO Energy” or “guarantor” refer only to TECO Energy, Inc., and not to its subsidiaries.

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SUMMARY

This summary contains basic information that is important to you. The “Description of the Notes” section of this prospectus supplement contains more detailed information about the terms and conditions of the notes.

TECO Energy

TECO Energy is an energy-related holding company. TECO Energy was incorporated in Florida in 1981 as part of a restructuring in which we became the parent of Tampa Electric Company. Tampa Electric Company, our largest subsidiary, has regulated electric and gas utility operations in separate divisions, Tampa Electric and Peoples Gas System. In September 2014, we acquired all of the outstanding capital stock of New Mexico Gas Intermediate, Inc., or NMGI. NMGI is the parent company of New Mexico Gas Company, Inc., a regulated gas utility operating in the State of New Mexico. Other TECO Energy subsidiaries include TECO Coal LLC and its subsidiaries, or TECO Coal, which own and operate coal production facilities in the Central Appalachian coal production region. In October 2014, our wholly-owned subsidiary TECO Diversified, Inc., or TECO Diversified, which is the parent company of TECO Coal, entered into an agreement to sell all of our ownership interest in TECO Coal. On February 5, 2015, the agreement for the sale of TECO Coal was amended to extend the closing date to March 13, 2015. On March 12, 2015, the agreement again was amended to extend the closing date to April 24, 2015, and to provide that TECO Diversified can terminate the agreement if the buyer has not delivered financing commitment letters sufficient to complete the transaction to TECO Diversified by April 17, 2015.

TECO Energy’s principal executive offices are located at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602. TECO Energy’s telephone number is (813) 228-1111.

TECO Finance

TECO Finance is a wholly owned subsidiary of TECO Energy whose business activities consist solely of providing funds to TECO Energy. TECO Finance does not, and will not, file separate reports with the SEC.

The principal executive offices of TECO Finance are located at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, telephone (813) 228-1111.

Other Information

We maintain a website at www.tecoenergy.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement by reference. Please read “Where You Can Find More Information” and “Incorporation By Reference” in this prospectus supplement.

The Offering

The following summary contains selected information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section in this prospectus supplement entitled “Description of the Notes” and the section in the accompanying prospectus entitled “Description of the Debt Securities of TECO Finance.”

Issuer	TECO Finance, Inc.

Guarantor	TECO Energy, Inc. will fully and unconditionally guarantee the notes.

Notes Offered	$ ,000,000 aggregate principal amount of notes. The per annum interest rate on the notes will be reset quarterly based on the three-month LIBOR plus basis points. The notes will mature on , 20 .

Denominations	$1,000 with integral multiples of $1,000.

Ranking	The notes will be unsecured and will rank on a parity with TECO Finance’s other unsecured and unsubordinated indebtedness. TECO Energy’s guarantees will be unsecured and will rank on a parity with TECO Energy’s other unsecured and unsubordinated indebtedness.

Interest Payment Dates	, , and , commencing on , 2015.

Redemption	The notes will not be redeemable prior to maturity.

Use of Proceeds	We plan to use the net proceeds from the issuance of the notes to retire TECO Finance’s 6.75% Notes maturing May 2015, to repay borrowings under TECO Finance’s revolving credit facility, and for general corporate purposes.

Additional Issuances	We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as these notes. Any additional notes having such similar terms, together with these notes, may constitute a single series of notes under the indenture.

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the partnership nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	See “Risk Factors” for a discussion of the risk factors you should carefully consider before deciding to invest in the notes.

Conflicts of Interest	Because one or more of the underwriters or their affiliates may receive more than 5% of the net proceeds from the sale of the notes, a “conflict of interest” may be deemed to exist under FINRA Rule 5121. Therefore, the offering will be made in compliance with such rule. See “Underwriting — Conflicts of Interest.”

RISK FACTORS

Investing in the notes involves risk. In deciding whether to purchase the notes, you should consider carefully the following factors that could cause our operating results and financial condition to be materially adversely affected. You should also consider the other factors that could cause our consolidated operating results and financial condition to be materially adversely affected, included in Item 1A, “Risk Factors” in TECO Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by TECO Energy’s filings with the SEC.

The notes and the guarantees are effectively subordinated to all existing and future indebtedness of TECO Energy’s subsidiaries, except for TECO Finance, as well as any secured debt that TECO Finance or TECO Energy incurs, and you may not receive full payment on the notes and the guarantees in the event of any liquidation, bankruptcy, reorganization or similar proceeding involving TECO Finance or TECO Energy.

In any liquidation, bankruptcy, reorganization or similar proceeding, there may not be sufficient assets to pay in full amounts due on the notes or the guarantees, which rank in parity with TECO Finance’s and TECO Energy’s other unsecured and unsubordinated indebtedness, respectively. The notes are obligations of TECO Finance, which, as a finance subsidiary, has no material assets or independent operations other than its financing activities. The guarantees are obligations of TECO Energy, which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries. TECO Finance will rely entirely upon distributions from TECO Energy, who in turn will rely entirely on distributions from its operating subsidiaries to meet the payment obligations under the notes and the guarantees, respectively. TECO Energy’s operating subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or otherwise to make any funds available to TECO Energy or TECO Finance, including the payment of dividends or other distributions or the extension of loans or advances. Further, the ability of those operating subsidiaries to make any payments to TECO Energy or TECO Finance would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries’ earnings, which are subject to various business risks. In a liquidation, bankruptcy, reorganization or similar proceeding involving TECO Energy, TECO Finance and TECO Energy’s other subsidiaries, claims of holders of the notes and the guarantees would be satisfied solely from TECO Energy’s payment obligations to TECO Finance and, in turn, TECO Energy’s equity interests in its subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the notes and the guarantees are effectively subordinated to existing and future liabilities of TECO Energy’s subsidiaries to their respective creditors. The notes and the guarantees also are effectively subordinated to any secured debt that TECO Finance and TECO Energy incur to the extent of the value of the assets securing that indebtedness.

There may be no public market for the notes, which may significantly impair the liquidity and value of the notes.

We cannot assure you as to:

•	the liquidity of any market for the notes that may develop;

•	your ability to sell your notes; or

•	the price at which you would be able to sell your notes.

If a market were to exist for the notes, the notes could trade at prices that may be lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. We do not presently intend to apply for listing of the notes on any securities exchange. The liquidity of, and trading market for, the notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect the liquidity and trading markets independent of our financial performance and prospects.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth TECO Energy’s ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	2.88x	2.78x	2.76x	2.69x	2.22x

For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes, income or loss from equity investments (net of distributions) and fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of debt premium and an estimate of the interest component of rentals. Interest expense includes total interest expense, excluding Allowance for Funds Used During Construction, and an estimate of the interest component of rentals. TECO Energy does not have any preferred stock outstanding, and there were no preferred stock dividends paid or accrued during the periods presented.

The sale of our former subsidiary TECO Guatemala, Inc., was completed in December 2012 and is considered a discontinued operation. Prior periods presented have been adjusted to reflect the classification of TECO Guatemala, Inc., as discontinued operations.

TECO Coal was considered a discontinued operation and asset held for sale at December 31, 2014. Prior periods presented have been adjusted to reflect the classification of TECO Coal as discontinued operations.

CAPITALIZATION

The following table summarizes the historical capitalization of TECO Energy at December 31, 2014 and its capitalization as adjusted to reflect the issuance and sale of notes contemplated by this prospectus supplement based on estimated net proceeds of $         million and our application of the net proceeds in the manner described in “Use of Proceeds.”

	December 31, 2014
	Actual Amounts	As Adjusted
	($ in millions)
Cash and cash equivalents	$25.4	$

Short-term debt	139.0
Long-term debt due within one year	274.5
Long-term debt, less amount due within one year	3,354.0

Total debt	3,767.5
Common equity	2,574.7

Total capitalization	$6,342.2	$

USE OF PROCEEDS

We estimate that the net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, from this offering will be approximately $         million. We plan to use the net proceeds from the issuance of the notes to retire TECO Finance’s 6.75% Notes maturing May 2015, to repay borrowings under TECO Finance’s revolving credit facility, and for general corporate purposes. Amounts drawn under TECO Finance’s revolving credit facility, which matures on December 17, 2018, bear interest at rates that fluctuate daily.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes that we are offering supplements the description of the general terms of the debt securities under the caption “Description of Debt Securities of TECO Finance” in the accompanying prospectus.

The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the indenture dated as of December 21, 2007, as supplemented by a fourth supplemental indenture thereto by and among TECO Finance, as issuer, TECO Energy, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee, which has been filed with the SEC as an exhibit to the Registration Statement of which the prospectus forms a part. The indenture provides for the issuance from time to time of various series of debt securities, including the notes.

For purposes of the following description, unless otherwise indicated, a business day is any day that is not (i) a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close, or (ii) a day on which the Corporate Trust Office of the Trustee is closed for business.

In this section, unless the context otherwise requires, references to “TECO Finance,” “us,” “we,” or “our,” refer only to TECO Finance, Inc. and references to “TECO Energy” or “guarantor” refer only to TECO Energy, Inc., and not to its subsidiaries.

General

The aggregate principal amount of the notes offered under this prospectus is $    ,000,000. The notes will mature on                     , 20    .

The notes will be our unsubordinated and unsecured obligations and will rank equally in right of payment with all of our other unsubordinated and unsecured indebtedness. The notes are fully and unconditionally guaranteed by our parent company, TECO Energy. The guarantees are unsecured and rank on parity with all of TECO Energy’s other unsecured and unsubordinated indebtedness. The notes will not limit other indebtedness or securities that we or TECO Energy may incur or issue or contain financial or similar restrictions on us or TECO Energy.

The notes do not have a sinking fund. We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms, and the same CUSIP number, as the notes. Any additional notes having such similar terms, together with the notes, may constitute a single series of notes under the indenture.

Interest

Until the principal amount of the notes has been paid or made available for payment, we will make interest payments on the notes quarterly in arrears on         ,         ,         and          of each year to the person(s) in whose name(s) such notes are registered at the close of business on the fifteenth calendar day preceding the respective interest payment date (whether or not a business day); provided, however, that so long as the notes are registered in the name of DTC, its nominee or a successor depositary, the record date for interest payable on any interest payment date for the notes so registered shall be the close of business on the business day immediately preceding such interest payment date. In the event that any interest payment date for the notes (other than the interest payment date that is the maturity date of the notes) would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding business day.

Interest on the notes will accrue from April     , 2015 or from the most recent interest payment date to which interest on the notes has been paid or provided for. The initial interest payment date for the notes is                     , 2015. Interest on the notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

The notes will bear interest for each quarterly Interest Period at a per annum rate determined by the Calculation Agent. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus      basis points. Promptly upon such determination, the Calculation Agent will notify TECO Finance and the Trustee, if the Trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the notes, TECO Finance, and the Trustee.

Upon the request of a holder of the notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

The accrued interest on the notes for any period is calculated by multiplying the principal amount of the notes by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360.

All percentages resulting from any calculation of the interest rate on the notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 0.567845% (or ..00567845) being rounded to 0.56785% (or .0056785) and 0.567844% (or .00567844) being rounded to 0.56784% (or .0056784)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

The following definitions apply to the notes:

“business day” means any day other than a Saturday or Sunday or day on which banking institutions in The City of New York are required or authorized to close.

“Calculation Agent” means The Bank of New York Mellon Trust Company, N.A., or its successor appointed by TECO Finance, acting as calculation agent.

“Interest Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period.

“Interest Period” means the period commencing on an interest payment date for the notes (or, with respect to the initial Interest Period only, commencing on the original issue date for the notes) and ending on the day before the next succeeding interest payment date for the notes.

“LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period and ending on the next interest payment date that appears on the Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period. If such rate does not appear on the Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market, which may include affiliates of one or more of the underwriters of the notes, selected by us, at approximately 11:00 a.m., London time, on the Interest Determination Date for that Interest Period. We will request the principal London office of each such bank to provide a quotation of its rate to the Calculation Agent. If at least two such quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City, which may include affiliates of one or more of the underwriters of the notes, selected by us, at approximately 11:00 a.m., New York City time, on the Interest Determination Date for that Interest Period for loans in U.S. dollars to leading European banks for that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by us to provide quotations are quoting as described above, LIBOR for that Interest Period will be the same as LIBOR as determined for the previous Interest Period.

“London Business Day” means a day that is a business day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“Reuters LIBOR01 Page” means the display designated as Reuters LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London Interbank Offered rate in the event IBA or its successor no longer does so).

Form

The notes will be issued in fully registered form, without coupons, in minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof. The notes will be initially issued as global securities. See “— Book-Entry, Delivery and Form” below for additional information concerning the notes and the book-entry system. The Depository Trust Company, or DTC, will be the depositary with respect to the notes. Settlement of the sale of the notes to the underwriters will be in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore settle in immediately available funds. We will make all payments of principal and interest in immediately available funds to DTC in The City of New York.

Redemption

We may not redeem the notes prior to their maturity.

Book-Entry, Delivery and Form

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

The notes will be issued in global form. Each global note will be deposited on the date of the closing of the sale of the notes with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC’s nominee.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the owner of such global note for all purposes under the indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security:

•	will not be entitled to have securities registered in their names,

•	will not receive or be entitled to receive physical delivery of any such securities, and

•	will not be considered the registered holder thereof under the indenture.

Accordingly, each person holding a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such note.

Global notes may be exchanged in whole for certificated securities only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for the global notes or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in either case, we fail to appoint a successor depository within 90 days;

•	we, in our sole discretion, notify the Trustee in writing that we elect to cause the issuance of certificated securities; or

•	there has occurred and is continuing an event of default under the indenture.

The following is based solely on information furnished by DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other similar organizations. DTC is owned by The Depository Trust & Clearing Corporation, which is owned by a number of its direct participants and by the New York Stock Exchange, Inc., NYSE MKT LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org. The references to DTC’s websites are not intended to incorporate information on those websites into this prospectus by reference.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from TECO Finance or the Trustee, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of that participant and not of DTC, the Trustee, TECO Finance or TECO Energy, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is TECO Finance’s or the Trustee’s responsibility, disbursement of payments to direct participants shall be the responsibility of DTC, and disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to a tender agent, and shall effect delivery of notes by causing the direct participants to transfer the participant’s interest in the notes, on DTC’s records, to a tender agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered notes to the tender agent’s account.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the Trustee. Under these circumstances, in the event we do not appoint a successor securities depository, note certificates will be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

TECO Energy Guarantee

The payments due on the notes will be fully and unconditionally guaranteed by TECO Energy. TECO Energy’s guarantee will be unsecured and will rank on parity with all of TECO Energy’s other unsecured and unsubordinated indebtedness. If for any reason TECO Finance does not make any required payment in respect of the notes when due, TECO Energy will cause the payment to be made at the same address at which TECO Finance is obligated to make such payment. The holder of a note will be entitled to payment under the relevant guarantee of TECO Energy without taking any action whatsoever against TECO Finance. TECO Energy’s obligations under its guarantee contained in the indenture are unconditional, irrespective of any (i) extension, amendment, modification or renewal of any required payment; (ii) any waiver of any event of default, extension of time or failure to enforce any required payment; or (iii) any extension, moratorium or other relief granted to TECO Finance pursuant to any applicable law or statute.

The Trustee

The Trustee is The Bank of New York Mellon Trust Company, N.A., which maintains banking relationships with TECO Energy and its affiliates in the ordinary course of business and serves as trustee under other indentures with TECO Energy and some of its affiliates. The Trustee also is a party to our unsecured credit facility. If the Trustee acquires any conflicting interest (within the meaning of the Trust Indenture Act), it will be required to eliminate the conflict or resign.

UNDERWRITING (CONFLICTS OF INTEREST)

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions specified in an underwriting agreement dated the date of this prospectus supplement, each underwriter named below has, severally and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, severally and not jointly, the principal amount of the notes set forth opposite the underwriter’s name below.

Underwriter	Principal Amount
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at the public offering price less a concession not to exceed     % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a concession on sales to other dealers not to exceed     % of the principal amount of the notes. After the initial public offering, the representatives may change the public offering price and concessions.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop. If no active public trading market develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities and our performance, as well as other factors not listed here.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $        .

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriting syndicate, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise might exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

In the ordinary course of their respective businesses, the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation. Affiliates of certain of the underwriters are lenders under our existing revolving credit facility. J.P. Morgan Securities LLC is acting as our financial advisor in connection with the pending sale of TECO Coal.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us certain of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

TECO Energy and TECO Finance have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Conflicts of Interest

Certain affiliates of the underwriters will receive a portion of the net proceeds from this offering, and are deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Therefore, this offering is being conducted in accordance with FINRA Rule 5121. Because the notes are “investment grade” rated as defined in FINRA Rule 5121, a qualified independent underwriter is not required. However, no underwriter having a conflict of interest under FINRA Rule 5121 will confirm sales to any account over which the underwriter exercises discretionary authority without specific written approval of the accountholder.

LEGAL MATTERS

Locke Lord LLP will pass upon the validity of the notes offered hereby. Certain matters will be passed upon for the underwriters by Ropes & Gray LLP.

EXPERTS

The financial statements and management’s assessment of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of TECO Energy, Inc. for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting, of the New Mexico Gas Company, Inc. and New Mexico Gas Intermediate, Inc. business the registrant acquired, as of December 31, 2014) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

TECO Energy is subject to the reporting requirements of the Exchange Act and files reports and other information with the SEC. TECO Finance is not subject to the reporting requirements of the Exchange Act and, accordingly, does not and will not file reports with the SEC. You may read and copy any of the documents TECO Energy files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC’s website at www.sec.gov. Copies of certain information filed by TECO Energy with the SEC are also available on TECO Energy’s website at www.tecoenergy.com. The website is not part of this prospectus supplement or the accompanying prospectus. You may request a copy of the registration statement, including the exhibits to the registration statement, at no cost by writing or calling us at the address provided below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement certain information TECO Energy files with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus supplement. Any reports filed by TECO Energy with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below, which TECO Energy has filed with the SEC, and any future filings TECO Energy makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus supplement and before the termination of this offering; except that, unless we indicate otherwise, we do not incorporate any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	TECO Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	the portions of our definitive proxy statement on Schedule 14A filed on March 11, 2015, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014; and

•	TECO Energy’s Current Reports on Form 8-K filed on February 5, 2015, March 13, 2015 and March 30, 2015.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any other related free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in prospectus supplement, the accompanying prospectus or any other supplement or term sheet is accurate as of any date other than the date on the front of these documents.

TECO ENERGY, INC.

Debt Securities

Preferred Stock

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Warrants

TECO FINANCE, INC.

Debt Securities

Payments Due From TECO Finance, Inc.

Fully and Unconditionally Guaranteed by

TECO Energy, Inc.

TECO Energy, Inc. may offer from time to time to sell debt securities consisting of debentures, notes or other evidences of indebtedness, preferred stock, common stock, stock purchase contracts, stock purchase units, and warrants or other rights to purchase common stock, preferred stock or debt securities. The debt securities may be senior, pari passu or subordinated to other indebtedness of ours. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

TECO Energy, Inc.’s common stock trades on the New York Stock Exchange under the symbol “TE”.

TECO Finance, Inc. may offer from time to time to sell debt securities consisting of debentures, notes or other evidences of indebtedness, which securities will be fully and unconditionally guaranteed by TECO Energy, Inc.

This prospectus provides you with a general description of the securities we may offer. We may offer the securities as separate series, in amounts, prices and on terms determined at the time of the sale. When we offer securities, we will provide a prospectus supplement or a term sheet describing the terms of the specific issue, including the offering price of the securities. You should read both this prospectus and any prospectus supplement or term sheet, together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” on page 1 of this prospectus, before you make your investment decision.

See risk factors on page 5 for information on where to find a discussion of certain factors that should be considered by prospective investors in these securities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 6, 2015

TECO Energy, Inc. and TECO Finance, Inc.

TECO Plaza • 702 North Franklin Street • Tampa, Florida 33602 • (813) 228-1111

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the registration statement in one or more offerings. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Whenever a reference is made in this prospectus to one of our contracts or other documents, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website as indicated below under the heading “Where You Can Find More Information.”

In this prospectus, “we,” “our,” “ours” and “us” refer to TECO Energy, Inc. and TECO Finance, Inc. unless otherwise specified or the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

TECO Energy is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports and other information with the SEC. TECO Finance is not subject to the reporting requirements of the Securities Exchange Act of 1934 and, accordingly, does not and will not file reports with the SEC. TECO Finance’s financial condition, results of operations and cash flows are consolidated into TECO Energy’s financial statements. You may read and copy any of the documents TECO Energy files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. TECO Energy’s SEC filings are also available on the SEC’s website at www.sec.gov. Copies of certain information filed by TECO Energy with the SEC are also available on TECO Energy’s website at www.tecoenergy.com. TECO Energy’s website is not part of this prospectus. You may request a copy of the registration statement, including the exhibits to the registration statement, at no cost by writing or calling us at the address provided below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below, which we have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and before the termination of this offering; except that, unless we indicate otherwise, we do not incorporate any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	TECO Energy’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	description of TECO Energy’s common stock contained in TECO Energy’s Registration Statement on Form 8-B, filed on July 13, 1981 (File No. 1-8180), including any amendment or reports filed for the purpose of updating such description; and

•	TECO Energy’s Current Reports on Form 8-K filed on February 5, 2015 and February 9, 2015.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.

TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference into this prospectus may contain statements about future events, expectations or future financial performance. These forward-looking statements are identifiable by our use of such words as “anticipate,” “believe,” “expect,” “intend,” “may,” “project,” “will” or other similar words or expressions.

Without limiting the foregoing, any statements relating to our:

•	earnings estimates and outlooks;

•	anticipated capital expenditures;

•	future cash flows and borrowings;

•	potential future merger opportunities and/or asset sales or monetizations; and

•	sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. New risks and uncertainties come up from time to time, and we are not able to predict these events or how they may affect us. In any event, these and other important factors may cause actual results to differ materially from those indicated by our forward-looking statements. When considering forward-looking statements, you should keep in mind the cautionary statements describing these uncertainties and business risks in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference, including those set forth under “Risk Factors” in our filings with the SEC.

You should also keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. We do not intend to update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law.

TECO ENERGY

TECO Energy is an energy-related holding company. TECO Energy was incorporated in Florida in 1981 as part of a restructuring in which we became the parent of Tampa Electric Company. Tampa Electric Company, our largest subsidiary, has regulated electric and gas utility operations in separate divisions, Tampa Electric and Peoples Gas System. In September 2014, we acquired all of the outstanding capital stock of New Mexico Gas Intermediate, Inc. (“NMGI”). NMGI is the parent company of New Mexico Gas Company, Inc., a regulated gas utility operating in the State of New Mexico. Other TECO Energy subsidiaries include TECO Coal LLC and its subsidiaries (“TECO Coal”), which own and operate coal production facilities in the Central Appalachian coal production region. In October 2014, our wholly-owned subsidiary TECO Diversified, Inc., which is the parent company of TECO Coal, entered into an agreement to sell all of our ownership interest in TECO Coal. On February 5, 2015, the agreement for the sale of TECO Coal was amended to extend the closing date to March 13, 2015.

A more complete description of the business of TECO Energy and its recent activities can be found in documents listed under “Incorporation by Reference.”

TECO Energy’s principal executive offices are located at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602. TECO Energy’s telephone number is (813) 228-1111.

TECO FINANCE

TECO Finance is a wholly owned subsidiary of TECO Energy whose business activities consist solely of providing funds to TECO Energy for its diversified activities. TECO Finance does not, and will not, file separate reports with the SEC.

TECO Finance’s principal executive offices are located at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602. TECO Finance’s telephone number is (813) 228-1111.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other SEC filings filed after such annual report. The risks described in this prospectus and in our SEC filings which are incorporated by reference herein, as well as additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, could materially and adversely affect our business, results of operations, prospects, liquidity, financial condition and/or future operating results.

USE OF PROCEEDS

We will describe in the applicable prospectus supplement how we intend to use the net proceeds from the sale of the securities.

DESCRIPTION OF DEBT SECURITIES OF TECO ENERGY

For the purposes of this section, “we,” “our,” “ours” and “us” refer to TECO Energy, Inc.

The debt securities will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all our other unsecured and unsubordinated indebtedness. If we issue debt securities, we will issue them in one or more series under an indenture dated as of August 17, 1998 between TECO Energy and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee. We filed the indenture as an exhibit to Amendment No. 1 to TECO Energy’s Registration Statement on Form S-3 dated August 24, 1998 (Registration No. 333-60819). The following description of the terms of the debt securities summarizes the material terms of the debt securities. The description is not complete, and we refer you to the indenture, which we incorporate by reference.

General

The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the particular amount, price and other terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or the method by which such date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

•	the date or dates on which any such interest will be payable and the record dates, if any, for any such interest payments;

•	if applicable, whether we may extend the interest payment periods and, if so, the permitted duration of any such extensions;

•	the place or places where the principal of and interest on the debt securities will be payable;

•	any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or similar provision or at the option of the holder, and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to such an obligation;

•	the denominations in which we will issue the debt securities, if other than denominations of $1,000;

•	the terms and conditions, if any, on which we may redeem the debt securities;

•	the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

•	whether we will issue any debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security and any provisions regarding the transfer, exchange or legending of any such global security if different from those described below under the caption “Global Securities;”

•	any addition to, change in or deletion from the events of default or covenants described in this prospectus with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any such amounts;

•	any terms relating to the conversion of the debt security into our common stock, preferred stock or other security issuable by us;

•	any subordination of the debt securities to any of our other indebtedness; and

•	other material terms of the debt securities not inconsistent with the terms of the indenture.

Unless the prospectus supplement or term sheet relating to the issuance of a series of debt securities indicates otherwise, the debt securities will have the following characteristics:

We will issue debt securities only in fully registered form, without coupons and, generally, in denominations of $1,000 or multiples of $1,000. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

The principal of, and any premium and interest on, any series of debt securities will be payable at the corporate trust office of The Bank of New York Mellon specified for such series of securities and otherwise in New York, New York. Debt securities will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest.

We will have the right to redeem the debt securities only upon written notice mailed to the holders between 30 and 60 days prior to the redemption date.

If we plan to redeem the debt securities, before the redemption occurs, we are not required to:

•	issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

•	after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except that, if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

We may offer and sell debt securities at a substantial discount below their principal amount. We will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe in the relevant prospectus supplement or term sheet certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars.

The indenture does not provide special protection for the debt securities in the event we are involved in a highly leveraged transaction.

The debt securities are obligations exclusively of TECO Energy, Inc., which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries, including Tampa Electric Company and NMGI. We will rely entirely upon distributions from our subsidiaries to meet the payment obligations under the debt securities. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debt securities or otherwise to make any funds available to us including the payment of dividends or other distributions or the extension of loans or advances. Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities or other agreements of the subsidiaries and upon the subsidiaries’ earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the debt securities would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the debt securities are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors. The debt securities also are effectively subordinated to any secured debt that we incur to the extent of the value of the assets securing that indebtedness.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of TECO Energy, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Consolidation, Merger, Etc.

We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

•	the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes our obligations under the indenture; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

Modification of the Indenture

The indenture provides that we and the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and (ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

•	change the date stated on the debt security on which any payment of principal or interest is stated to be due;

•	reduce the principal amount of, or the amount of any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

•	change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date) thereof; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults under the indenture.

Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may enter into modifications and amendments of the indenture without the consent of any holders of the debt securities.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series except:

•	a default in the payment of principal of, or any premium or interest on, any debt security of that series;

•	a default under a covenant or provision set forth in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Events of Default

An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to the indenture):

•	we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to pay principal of or any premium on any debt security of that series when due;

•	we fail to deposit any sinking fund payment in respect of any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and such failure has continued for 90 days after we and the trustee receive written notice as provided in the indenture;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event defined as an event of default with respect to debt securities of a particular series.

If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities that are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

Satisfaction and Discharge of the Indenture

We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Defeasance of Debt Securities

Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, and subject to the terms of the indenture, we may request to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

Under current federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors should consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the federal income tax laws.

The Trustee

The trustee is The Bank of New York Mellon, which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK OF TECO ENERGY

For the purposes of this section, “we,” “our,” “ours” and “us” refer to TECO Energy, Inc.

We currently have authorized 10,000,000 shares of undesignated preferred stock, $1.00 par value per share, none of which were issued and outstanding as of the date of this prospectus. Under Florida law and our charter, our board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval.

Subject to limitations prescribed by Florida law and our charter and by-laws, our board can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

Our board is authorized to determine the voting rights of any series of preferred stock, subject to the following restrictions in our charter:

•	holders of shares of our preferred stock are not entitled to more than the lesser of (i) one vote per $100 of liquidation value and (ii) one vote per share, when voting as a class with the holders of shares of our common stock; and

•	holders of shares of our preferred stock are not entitled to vote on any matter separately as a class, other than (i) as required by Florida law, or (ii) as specified in the terms of the preferred stock, if the matter to be voted upon would affect the powers, preferences or special rights of the series or with respect to the election of directors in the event of our failure to pay dividends on the series.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the charter amendment establishing the terms of the preferred stock with the SEC. This description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for dividends;

•	whether dividends will be cumulative, partially cumulative or non-cumulative and, if cumulative or partially cumulative, the date from which the dividends will accumulate;

•	the procedures for any auction or remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into any series of our common stock, and, if applicable, the conversion price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank as follows:

•	senior to all classes or series of our common stock, and to all equity securities issued by us, the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights;

•	on a parity with all equity securities we issue that do not rank senior or junior to the preferred stock with respect to those rights; and

•	junior to all equity securities we issue, the terms of which do not specifically provide that they rank on a parity with or junior to the preferred stock with respect to these rights.

As used for these purposes, the term “equity securities” does not include convertible debt securities.

DESCRIPTION OF COMMON STOCK OF TECO ENERGY

For the purposes of this section, “we,” “our,” “ours” and “us” refer to TECO Energy, Inc.

Our authorized common stock consists of 400,000,000 shares, $1.00 par value per share. At February 20, 2015, there were 235,541,191 shares of common stock issued and outstanding. The approximate number of shareholders of record of our common stock as of February 20, 2015 was 10,847.

Each share of our common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, are entitled to receive any dividends, in cash, securities or property, as our board may declare.

In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution.

The common stock issued by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Wells Fargo Shareowner Services, a division of Wells Fargo Bank N.A., is the transfer agent and registrar for our common stock.

ANTI-TAKEOVER EFFECTS OF TECO ENERGY’S ARTICLES OF INCORPORATION AND BYLAWS, AND FLORIDA LAW

For the purposes of this section, “we,” “our,” “ours” and “us” refer to TECO Energy, Inc.

Election of Directors

In May 2012, we amended and restated our Articles of Incorporation and Bylaws to, among other things, declassify our board. Prior to May 2012, our board had been divided into three classes, with the directors in each class serving a three year term. Pursuant to the Amended and Restated Articles of Incorporation, all directors who were elected at or before the 2012 Annual Meeting of Shareholders will complete those terms for which they were elected. Beginning with the 2015 Annual Meeting of Shareholders, all directors will stand for election annually.

Required Vote for Authorization of Certain Actions

Our Amended and Restated Articles of Incorporation require the vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes and series entitled to vote generally in the election of directors for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations and liquidations, involving us or our subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in an election of directors), unless such business combination has been approved by a majority of disinterested directors, or the fair market value and other procedural requirements of our Articles are met.

Under Florida Law

Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The “Control Share Acquisitions” section of the Florida Business Corporation Act, or FBCA, generally provides that shares acquired in excess of certain specified thresholds, beginning at 20% of a corporation’s outstanding voting shares, will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation’s disinterested shareholders. We have provided in our Bylaws that the Control Share Acquisition Act shall not apply to us.

The “Affiliated Transactions” section of the FBCA generally requires majority approval by disinterested directors or supermajority approval of disinterested shareholders of certain specified transactions (such as a merger, consolidation, sale of assets, issuance or transfer of shares or reclassifications of securities) between a corporation and a holder of more than 10% of the outstanding shares of the corporation, or any affiliate of such shareholder.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS OF TECO ENERGY

For the purposes of this section, “we,” “our,” “ours” and “us” refer to TECO Energy, Inc.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates (which we refer to as stock purchase contracts). The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts (which we refer to as stock purchase units). The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligation under the original stock purchase contract.

The applicable prospectus supplement will describe the material terms of the stock purchase contracts or stock purchase units and, if applicable, prepaid securities. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS AND OTHER PURCHASE RIGHTS OF TECO ENERGY

For the purposes of this section, “we,” “our,” “ours” and “us” refer to TECO Energy, Inc.

General

We may issue warrants and/or other rights to purchase debt securities (which we refer to as debt warrants), preferred stock (which we refer to as preferred stock warrants) or common stock (which we refer to as common stock warrants). We may issue any of these warrants or purchase rights (which we refer to generally as warrants) independently or together with other securities offered by this prospectus and attached to or separate from the other securities. If we issue warrants, we will issue them under warrant agreements between us and a bank or trust company, as agent, all of which will be described in the prospectus supplement relating to the warrants we are offering.

Debt Warrants

We will describe the terms of debt warrants offered in the applicable prospectus supplement, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

•	the title;

•	the aggregate number offered;

•	their issue price or prices;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise, and the procedures and conditions relating to exercise;

•	the designation and terms of any related debt securities and the number of debt warrants issued with each security;

•	if applicable, the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise, and the price at which that principal amount of debt securities may be purchased upon exercise;

•	the commencement and expiration dates of the right to exercise;

•	the maximum or minimum number which may be exercised at any time;

•	if applicable, a discussion of the material United States income tax considerations applicable to exercise; and

•	any other terms, including terms, procedures and limitations relating to exercise.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before exercising their debt warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the securities purchasable upon exercise.

Other Warrants

The applicable prospectus supplement will describe the following terms of preferred stock warrants or common stock warrants offered under this prospectus:

•	the title;

•	the securities issuable upon exercise;

•	the issue price or prices;

•	the number of warrants issued with each share of preferred stock or common stock;

•	any provisions for adjustment of (i) the number or amount of shares of preferred stock or common stock issuable upon exercise of the warrants or (ii) the exercise price;

•	if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	the commencement and expiration dates of the right to exercise;

•	the maximum and minimum number that may be exercised at any time;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants; and

•	any other terms, including terms, procedures, and limitations relating to exercise.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the corporate trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities or shares of preferred stock or common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF DEBT SECURITIES OF TECO FINANCE

For the purposes of this section, “we,” “our,” “ours” and “us” refer to TECO Finance, Inc.

The debt securities will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all our other unsecured and unsubordinated indebtedness. The debt securities will be fully and unconditionally guaranteed by our parent company TECO Energy, Inc., which we refer to in this section as the guarantor. If we issue debt securities, we will issue them in one or more series under an indenture dated as of December 21, 2007 by and among TECO Finance, as issuer, TECO Energy, as guarantor, and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee. We filed the indenture as an exhibit to TECO Energy’s Current Report on Form 8-K dated December 21, 2007. The following description of the terms of the debt securities summarizes the material terms of the debt securities. The description is not complete and we refer you to the indenture, which we incorporate by reference.

General

The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the particular amount, price and other terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or the method by which such date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

•	the date or dates on which any such interest will be payable and the record dates, if any, for any such interest payments;

•	if applicable, whether we may extend the interest payment periods and, if so, the permitted duration of any such extensions;

•	the place or places where the principal of and interest on the debt securities will be payable;

•	any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or similar provision or at the option of the holder, and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to such an obligation;

•	the denominations in which we will issue the debt securities, if other than denominations of $1,000;

•	the terms and conditions, if any, on which we may redeem the debt securities;

•	the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

•	whether we will issue any debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security and any provisions regarding the transfer, exchange or legending of any such global security if different from those described below under the caption “Global Securities;”

•	any addition to, change in or deletion from the events of default or covenants described in this prospectus with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any such amounts;

•	any subordination of the debt securities to any of our other indebtedness; and

•	other material terms of the debt securities not inconsistent with the terms of the indenture.

Unless the prospectus supplement or term sheet relating to the issuance of a series of debt securities indicates otherwise, the debt securities will have the following characteristics:

We will issue debt securities only in fully registered form, without coupons and, generally, in denominations of $1,000 or multiples of $1,000. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

The principal of, and any premium and interest on, any series of debt securities will be payable at a corporate trust office of The Bank of New York Mellon Trust Company, N.A., specified for such series of securities and otherwise in New York, New York. Debt securities will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest, except that the payment of interest due at the stated maturity is payable to the holder to whom the principal is paid.

We will have the right to redeem the debt securities only upon written notice mailed to the holders between 30 and 60 days prior to the redemption date.

If we plan to redeem the debt securities, before the redemption occurs we are not required to:

•	issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

•	after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except that if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

We may offer and sell debt securities at a substantial discount below their principal amount. We will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe in the relevant prospectus supplement or term sheet certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars.

The indenture does not provide special protection for the debt securities in the event we are involved in a highly leveraged transaction.

The debt securities are obligations of TECO Finance, Inc., which, as a finance subsidiary, has no material assets or independent operations other than its financing activities. The guarantees are obligations of TECO Energy, Inc., which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries, including Tampa Electric Company and NMGI. TECO Finance will rely entirely upon distributions from TECO Energy, which in turn will rely entirely on distributions from its operating subsidiaries to meet the payment obligations under the debt securities and the guarantees, respectively. TECO Energy’s operating subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debt securities or otherwise to make any funds available to TECO Energy or TECO Finance, including the payment of dividends or other distributions or the extension of loans or advances. Furthermore, the ability of those operating subsidiaries to make any payments to TECO Energy or TECO Finance would be dependent upon the terms of any credit facilities or other agreements of the subsidiaries and upon the subsidiaries’ earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding of TECO Finance, claims of holders of the debt securities and guarantees would be satisfied by TECO Energy. In a bankruptcy or insolvency proceeding of TECO Energy, claims of holders of the guarantees would be satisfied solely from TECO Energy’s equity interests in its subsidiaries remaining after the satisfaction of the claims of creditors of those subsidiaries. Accordingly, the debt securities and the guarantees are effectively subordinated to existing and future liabilities of TECO Energy’s subsidiaries other than TECO Finance to their respective creditors. The debt securities and the guarantees also are effectively subordinated to any secured debt that TECO Finance and TECO Energy incur to the extent of the value of the assets securing that indebtedness.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of TECO Finance, TECO Energy, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Consolidation, Merger, Etc.

We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

•	the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes our obligations under the indenture;

•	the guarantee remains in full force and effect; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

In addition, the guarantor will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of its assets to any individual or organization, unless:

•	the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes the guarantor’s obligations under the indenture; and

•	the consolidation, merger, sale or transfer of the guarantor does not cause the occurrence of a default under the indenture.

Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, or the obligations of the guarantor under the indenture, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us or the guarantor, as applicable, under the indenture.

Modification of the Indenture

The indenture provides that we, the guarantor and the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and (ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

•	change the date stated on the debt security on which any payment of principal or interest is stated to be due;

•	reduce the principal amount of, or the amount of any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

•	change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date) thereof; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults under the indenture.

Under limited circumstances and only upon the fulfillment of conditions, we, the guarantor and the trustee may enter into modifications and amendments of the indenture without the consent of any holders of the debt securities.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series except:

•	a default in the payment of principal of, or any premium or interest on, any debt security of that series;

•	a default under a covenant or provision set forth in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Events of Default

An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to the indenture):

•	we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to pay principal of or any premium on any debt security of that series when due;

•	we fail to deposit any sinking fund payment in respect of any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and such failure has continued for 90 days after we, the guarantor and the trustee receive written notice as provided in the indenture;

•	the guarantee of the guarantor ceases to be in effect or the guarantor denies its obligations under the guarantee;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event defined as an event of default with respect to debt securities of a particular series.

If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities that are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity, or if the trustee determines in good faith that such action will be unjustly prejudicial to the holders not joining in such direction or would involve the trustee in personal liability. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

Satisfaction and Discharge of the Indenture

We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Defeasance of Debt Securities

Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, and subject to the terms of the indenture, we may request to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

Under current federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors should consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the federal income tax laws.

TECO Energy Guarantee

The payments due on debt securities issued by TECO Finance will be fully and unconditionally guaranteed by TECO Energy. TECO Energy’s guarantee will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all of TECO Energy’s other unsecured and unsubordinated indebtedness. If for any reason TECO Finance does not make any required payment in respect of its debt securities when due, TECO Energy will cause the payment to be made at the same address at which TECO Finance is obligated to make such payment. The holder of a guaranteed debt security will be entitled to payment under the relevant guarantee of TECO Energy without taking any action whatsoever against TECO Finance. TECO Energy’s obligations under its guarantee contained in each indenture are unconditional, irrespective of (i) any extension, amendment, modification or renewal of any required payment; (ii) any waiver of any event of default, extension of time or failure to enforce any required payment; or (iii) any extension, moratorium or other relief granted to TECO Finance pursuant to any applicable law or statute.

The Trustee

The trustee is The Bank of New York Mellon Trust Company, N.A., which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures of some of our affiliates.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell any of the securities:

(1)	directly to purchasers;

(2)	through agents;

(3)	through dealers;

(4)	through underwriters; or

(5)	through a combination of any of these methods of sale.

We and our agents and underwriters may sell any of the securities from time to time in one or more transactions:

(1)	at a fixed price or prices, which may be changed;

(2)	at market prices prevailing at the time of sale;

(3)	at prices related to the prevailing market prices; or

(4)	at negotiated prices.

We may directly solicit offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters in connection with the offering of any of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under the prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids only in compliance with Regulation M of the Securities Exchange Act of 1934. If we offer securities in an “at the market” offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Each series of securities offered under this prospectus will be a new issue with no established trading market, other than the common stock of TECO Energy, which is listed on the New York Stock Exchange. Any shares of TECO Energy’s common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange, but we are not obligated to do so.

The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

In connection with particular offerings of securities hereby in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Locke Lord LLP, Boston, Massachusetts, or counsel named in the applicable prospectus supplement. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements and management’s assessment of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of TECO Energy, Inc. for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting, of the New Mexico Gas Company, Inc. and New Mexico Gas Intermediate, Inc. business the registrant acquired, as of December 31, 2014) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

TECO Finance, Inc.

as Issuer and

TECO Energy, Inc.

as Guarantor

Floating Rate Notes due

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan

Wells Fargo Securities

                    , 2015